Exhibit 5.1

May 11, 2017

Antero Midstream Partners LP

1615 Wynkoop Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-212283) (the “Registration Statement”) by the Partnership relating to the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $250,000,000 (the “Units”).

As the basis for the opinion hereinafter expressed, we examined (i) the Amended and Restated Equity Distribution Agreement, dated May 11, 2017, relating to the offer and sale of the Units (the “Distribution Agreement”), a copy of which is being filed with the SEC as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, (ii) the Registration Statement, (iii) the prospectus included in the Registration Statement (the “Base Prospectus”), (iv) the prospectus supplement to said prospectus dated August 8, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), (v) resolutions of the Board of Directors of Antero Resources Midstream Management LLC, the former general partner of the Partnership and a Delaware limited liability company that subsequently was converted into a Delaware limited partnership, dated June 22, 2016 and August 2, 2016, (vi) resolutions of the Board of Directors of Antero Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership, and (vii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Partnership’s respective records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In connection with this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and (ii) that all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and applicable Prospectus.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based on the foregoing, and subject to the assumptions, qualifications, limitations and expectations set forth herein, we are of the opinion that the Units, when issued and delivered against payment therefor as provided in the Distribution Agreement, will be validly issued, fully paid (to the extent required under the Agreement of Limited Partnership of Antero Midstream Partners LP, as amended) and non-assessable (except as such nonassessability may be affected by Section 17-609 or 17-804 of the Delaware LP Act) and (ii) purchasers of the Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments to the Partnership or its creditors for their purchase of Units or contributions to the Partnership or its creditors solely by reason of their ownership of Units or their status as limited partners of the Partnership.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.